Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 7, 2007 accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of E-Z-EM, Inc. and Subsidiaries on Form 10-K for the fifty-two weeks ended June 2, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of E-Z-EM, Inc. on Forms S-8 (File Nos. 333-122744 and 333-140087).

/s/ Grant Thornton LLP

Melville, New York
August 7, 2007